Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Baylake Corp. of our report dated February 27, 2015, relating to the consolidated financial statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013, and 2012,  and the effectiveness of internal control over financial reporting, as of December 31, 2014 which appears on in the joint proxy statement/prospectus and is part of the Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in the joint proxy statement/prospectus, which is part of the Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin

October 28, 2015